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                               AMENDMENT NO. 2 TO
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER (this "Amendment") is made and entered into as of November 22, 2000, by and between III Exploration Company, an Idaho corporation ("IIIX"), and Petroglyph Energy, Inc., a Delaware corporation company ("Petroglyph").

                                    RECITALS

     Whereas, on June 20, 2000, IIIX and Petroglyph entered into an Agreement and Plan of Merger, as amended by amendment dated August 24, 2000 (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL (such term, and other capitalized terms used in this Amendment without being otherwise defined, having the meanings assigned thereto in the Merger Agreement), IIIX and Petroglyph have agreed to consummate the Merger; and

     Whereas, IIIX and Petroglyph now desire to amend certain terms contained in the Merger Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

          1. Section 5.3 of the Merger Agreement is hereby amended by deleting clause (e) in its entirety and adding the following in place thereof:

          "(e) Indebtedness of Petroglyph. Except as otherwise provided in this Agreement or approved by IIIX, the gross aggregate amount of all indebtedness (including, without limitation, capitalized leases (but specifically excluding any obligations under Petroglyph's agreements with Colorado Interstate Gas), senior subordinated notes issued to IIIX, Petroglyph's credit facility with Intermountain Industries, Inc. (formerly with Chase Manhattan Bank) and the loan agreement between Petroglyph and IIIX, and all accrued and unpaid interest on such amounts) of Petroglyph and its Subsidiaries shall not, on the Closing Date, exceed $26 million.

          2. Section 6.1(a)(i) of the Merger Agreement is hereby amended by deleting the date "November 30, 2000" and replacing it with "December 31, 2000."

          3. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto, it being understood that each party hereto need not sign the same counterpart.


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          4. Except as expressly modified hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Merger Agreement shall remain in full force and effect in accordance with their respective terms, and the provisions in Article VII of the Merger Agreement shall apply to this Amendment.

                  [Remainder of Page Intentionally Left Blank]


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     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their duly authorized respective officers, as of the date first above written.


                                        III EXPLORATION COMPANY

                                        By: /s/ William C. Glynn
                                            ------------------------------
                                        Name:  William C. Glynn
                                        Title: President


                                        PETROGLYPH ENERGY, INC.

                                        By: /s/ Robert C. Murdock
                                            ------------------------------
                                        Name:  Robert C. Murdock
                                        Title: President


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